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                                                                    EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                                              YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------------------
                                                            1997          1998         1999          2000          2001
                     (IN THOUSANDS)                     ------------ ------------- ------------ ------------- -------------
Income (loss) before income taxes and minority
 interest .............................................   $ 11,278     $ (26,265)    $  3,339     $ (45,819)    $ (43,137)
Plus fixed charges:
  Interest expense, net ...............................     13,429        68,008       87,474       101,693        98,440
  Capitalized interest ................................        615         2,639        3,727         4,182         2,570
  Portion of rent expense representative of
   interest expense ...................................      3,200         3,542        5,201         6,620         8,031
Plus (income) loss from equity investees...............       (200)         (274)        (231)          (63)          246
Plus amortization of capitalized interest..............        465           522          672           935         1,236
Less capitalized interest..............................       (615)       (2,639)      (3,727)       (4,182)       (2,570)
                                                          --------     ---------     --------     ---------     ---------
Adjusted earnings .....................................     28,172        45,533       96,455        63,366        64,816
Fixed charges .........................................   $ 17,244     $  74,189     $ 96,402     $ 112,495     $ 109,041
Ratio of earnings to fixed charges ....................        1.6            --          1.0            --            --
Deficiency of earnings to cover fixed charges .........                $  28,656                  $  49,129     $  44,225
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
                                                       THREE MONTHS ENDED              PRO-FORMA          PRO-FORMA
                                               ----------------------------------     YEAR ENDED      THREE MONTHS ENDED
                                                APRIL 1, 2001     MARCH 31, 2002   DECEMBER 31, 2001    MARCH 31, 2002
               (IN THOUSANDS)                  ---------------   ---------------- ------------------ -------------------
Income (loss) before income taxes and
 minority interest .........................      $ (6,198)          $  3,739         $ (23,026)          $  7,184
Plus fixed charges:
  Interest expense, net ....................        26,007             21,973            78,328             18,528
  Capitalized interest .....................           837                728             2,570                728
  Portion of rent expense representative
   of interest expense .....................         1,796              1,874             8,031              1,874
Plus (income) loss from equity investees....           246                 --               246                 --
Plus amortization of capitalized interest...           252                303             1,236                303
Less capitalized interest ..................          (837)              (728)           (2,570)              (728)
Adjusted earnings ..........................        22,103             27,889            64,815             27,889
Fixed charges ..............................      $ 28,640           $ 24,575         $  88,929           $ 21,130
Ratio of earnings to fixed charges .........            --                1.2                --                1.3
Deficiency of earnings to cover fixed
 charges ...................................      $  6,537                            $  24,114